EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2009, relating to the consolidated financial statements and financial statement schedule of UAL Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the emergence from bankruptcy and changes in accounting for share based payments), and the effectiveness of UAL Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of UAL Corporation for the year ended December 31, 2008, and our report dated June 27, 2008 appearing in the Annual Report on Form 11-K of the United Airlines Management and Administrative 401(k) Plan for the year ended December 31, 2007, and our report dated June 27, 2008 appearing in the Annual Report on Form 11-K of the United Airlines Ground Employee 401(k) Plan for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Chicago, Illinois
April 23, 2009